Exhibit (a)(25)

THORNBURG INVESTMENT TRUST

TWENTY-SIXTH AMENDMENT AND SUPPLEMENT TO

AGREEMENT AND DECLARATION OF TRUST

THIS TWENTY-SIXTH AMENDMENT AND SUPPLEMENT is made by Garrett Thornburg, David A. Ater, David D. Chase, Sally Corning, Susan H. Dubin, Brian J. McMahon, Owen D. Van Essen and James W. Weyhrauch (the “Trustees”).

The Trust was formed on June 3, 1987 by an Agreement and Declaration of Trust - Limited Term Trust dated June 3, 1987. The Trustees created a series, Thornburg Low Duration Bond Fund, by the execution of a Twenty-Fifth Amendment and Supplement to Agreement and Declaration of Trust, as of September 16, 2013. Section 11.7 of the Agreement and Declaration of Trust permits the Trustees to make certain amendments to the Agreement and Declaration of Trust.

Accordingly, by execution of this Amendment and Supplement, the Trustees change the name of the described series to “Thornburg Low Duration Income Fund.”

The Trustees effect this amendment as of December 18, 2013, and direct the Trust’s president to file this Amendment and Supplement in the appropriate governmental offices.

/s/ Garrett Thornburg
Garrett Thornburg

/s/ David A. Ater
David A. Ater

/s/ David D. Chase
David D. Chase

/s/ Sally Corning
Sally Corning

/s/ Susan H. Dubin
Susan H. Dubin

/s/ Brian J. McMahon
Brian J. McMahon

/s/ Owen D. Van Essen
Owen D. Van Essen

/s/ James W. Weyhrauch
James W. Weyhrauch

Thornburg Investment Trust Twenty-Sixth Amendment and Supplement to Agreement and Declaration of Trust	Page 1 of 1